Exhibit 23.1

The Board of Directors,

We consent to the use of our reports dated March 27, 2025, with respect to the consolidated financial statements of EDAP TMS S.A. and subsidiaries, and the effectiveness of internal control over financial reporting, incorporated herein by reference.

Lyon, France

May 14, 2025

KPMG S.A.

Stéphane Gabriel Devin

Partner